AMENDMENT AND EXCHANGE AGREEMENT

AMENDMENT AND EXCHANGE AGREEMENT (the "Agreement"), dated as of June 25, 2008, by and among Earth Biofuels, Inc., a Delaware corporation, with its corporate headquarters located at 3001 Knox Street, Suite 403, Dallas, Texas 75205 (the "Company") and Portside Growth and Opportunity Fund (the "Investor").

WHEREAS:

A.           The Company and certain buyers (the "Initial Bridge Buyers") are parties to that certain Securities Purchase Agreement, dated as of June 7, 2006 (the "Existing Initial Bridge Securities Purchase Agreement"), pursuant to which, the Initial Bridge Buyers purchased from the Company certain notes, which are no longer outstanding, and certain Warrants (the "Existing Initial Bridge Warrants"), which are exercisable into shares (the "Existing Initial Bridge Warrant Shares") of common stock of the Company, par value $0.001 per share (the "Common Stock"), in accordance with the terms thereof.

B.           Contemporaneously with the execution and delivery of the Existing Initial Bridge Securities Purchase Agreement, the Company entered into that certain Registration Rights Agreement, dated July 6, 2006 (as amended prior to the date hereof, the "Existing Initial Bridge Registration Rights Agreement"), by and between the Company and the Initial Bridge Buyers, pursuant to which the Company agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Existing Initial Bridge Registration Rights Agreement) under the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder, and applicable state securities laws.

C.           The Company and Castlerigg PNG Investments LLC (the "Second Bridge Buyer") are parties to that certain Securities Purchase Agreement, dated as of July 10, 2006 (the "Existing Second Bridge Securities Purchase Agreement"), pursuant to which the Second Bridge Buyers purchased from the Company (i) that certain note, which is no longer outstanding, (ii) that certain Warrant No. 1 (the "Existing Second Bridge Warrant No. 1"), which is exercisable into shares of Common Stock (the "Existing Second Warrant No. 1 Shares"), in accordance with the terms thereof; and (iii) that certain Warrant No. 2 (the "Existing Second Bridge Warrant No. 2", and together with the Existing Second Bridge Warrant No. 1, the "Existing Second Bridge Warrants"), which is exercisable into shares of Common Stock (the "Existing Second Warrant No. 2 Shares", and together with the Existing Second Bridge Warrant No. 1 Shares, the "Existing Second Bridge Warrant Shares"), in accordance with the terms thereof.

D.           Contemporaneously with the execution and delivery of the Existing Second Bridge Securities Purchase Agreement, the Company entered into that certain Registration Rights Agreement, dated July 10, 2006 (as amended prior to the date hereof, the "Existing Second Bridge Registration Rights Agreement"), by and between the Company and the Second Bridge Buyer, pursuant to which the Company agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Existing Second Bridge Registration Rights Agreement) under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

E.           The Company, the Investor and certain buyers (collectively with the Investor, the "Buyers") are parties to that certain Securities Purchase Agreement, dated as of July 24, 2006 (the "Existing Primary Securities Purchase Agreement"), pursuant to which the Buyers purchased from the Company (i) senior convertible notes (the "Existing Primary Notes"), which are convertible into shares of Common Stock (the Existing Primary Notes as converted, the "Existing Primary Conversion Shares"), in accordance with the terms thereof, (ii) Series A Warrants (the "Existing Primary Series A Warrants"), which are exercisable into shares of Common Stock (the "Existing Primary Series A Warrant Shares"), in accordance with the terms thereof; and (iii) Series B Warrants (the "Existing Primary Series B Warrants", and together with the Existing Primary Series A Warrants, the "Existing Primary Warrants", together with the Existing Initial Bridge Warrants and the Existing Second Bridge Warrants, the "Existing Warrants"), which are exercisable into shares of Common Stock (the "Existing Primary Series B Warrant Shares", and together with the Existing Primary Series A Warrant Shares, the "Existing Primary Warrant Shares", and together with the Existing Initial Bridge Warrant Shares and the Existing Second Bridge Warrant Shares, the "Existing Warrant Shares"), in accordance with the terms thereof.

F.           Contemporaneously with the execution and delivery of Existing Primary Securities Purchase Agreement, the Company entered into that certain Registration Rights Agreement, dated July 24, 2006 (as amended prior to the date hereof, the "Existing Primary Registration Rights Agreement"), by and between the Company and the Buyers, pursuant to which the Company agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Existing Primary Registration Rights Agreement) under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

G.           On November 13, 2007, the Company, Dennis Mclaughlin III and certain Buyers entered into that certain Interim Restructuring Agreement (the "Restructuring Agreement"), pursuant to which, among other things, (A) the Company granted to each holder of Existing Primary Notes a perfected security interest in certain assets of the Company and the stock, equity interests and assets of certain of the Company's subsidiaries as evidenced by (i) a security and pledge agreement (the "Existing Security Agreement"), and (ii) and certain guaranties of the subsidiaries of the Company (the "Existing Guaranties") and (B) Dennis Mclaughlin III delivered guaranties to certain of the Investors (the "McLaughlin Guaranties").

H.           Concurrently herewith, the Company, Earth LNG, Inc., a wholly owned subsidiary of EBOF ("LNG Sub"), New Earth LNG, LLC, a Delaware limited liability company and a wholly owned subsidiary of Earth LNG, Inc. and PNG Ventures, Inc., a Nevada corporation ("PNG") have entered into that certain Share Exchange Agreement (the "Exchange Agreement") pursuant to which the LNG Sub and PNG will exchange (the "Share Exchange", and the date of the consummation of the Share Exchange, the "Share Exchange Date") 100% of the membership interests of New Earth LNG, LLC for 7,000,000 shares (the "PNG Shares") of publicly listed and traded common stock, $0.001 par value of PNG (the "PNG Common Stock").

I.           The Company has authorized a new series of senior subordinated secured convertible exchangeable notes of the Company, in the form attached hereto as Exhibit A (the "Series B Notes"), which Series B Notes shall be convertible into the Company's Common Stock

(as converted, the "Series B Conversion Shares") and exchangeable into PNG Shares, in accordance with the terms of the Series B Notes.

J.           The Company and the Investor desire to enter into this Agreement, pursuant to which, among other things, (i) the Company and the Investor shall amend and restate all of such Investor's Existing Primary Notes for a senior secured convertible exchangeable note in the form attached hereto as Exhibit B (the "Amended and Restated Primary Notes", and together with the Series B Notes, the "2008 Amendment Notes"), which shall be convertible into Common Stock (as converted, the "Amended and Restated Conversion Shares", and together with the Series B Conversion Shares, the "2008 Amendment Conversion Shares") and exchangeable into PNG Shares, in accordance with the terms thereof and which principal amount of Amended and Restated Primary Notes to be issued to the Investors, in the aggregate, shall equal $2,000,000, (ii) immediately prior to the Share Exchange Date and the Closing Date, the Company and the Investor desire to exchange $1,285.71 of the EBOF Note (as defined in the Share Exchange Agreement) (the "Investor PNG Note") pursuant to the Settlement Exchange Agreement in the form attached hereto as Exhibit J (the "Investor Settlement Exchange Agreement") for $1,285.71 of the amounts outstanding under the Existing Primary Note of the Investor, and (iii) as reimbursement of $5,486.57 in aggregate legal fees and expenses of the Investor and/or its affiliates (the "Investor Legal Fee Amount"), the Company shall issue to the Investor, upon the terms and conditions stated in this Agreement, a Series B Note in aggregate principal amount equal to the Investor Legal Fee Amount.

K.           The Series B Notes will rank junior to the Amended and Restated Primary Notes and the Amended and Restated Primary Notes and the Series B Notes will rank senior to all outstanding and future indebtedness of the Company, other than Permitted Senior Indebtedness (as defined in the Amended and Restated Primary Notes), and will be secured by a perfected security interest in certain of the assets of the Company and the stock, equity interests and assets of certain of the Company's subsidiaries (other than LNG Sub and its subsidiaries) and the PNG Shares, as evidenced by (i) an amended and restated security and pledge agreement, in the form attached hereto as Exhibit D (as amended or modified from time to time in accordance with its terms, the "Amended and Restated Security Agreement"), which amends and restates the Existing Security Agreement, (ii) the amended and restated guaranties of certain subsidiaries of the Company (other than LNG Sub) in the forms attached hereto as Exhibit E (as amended or modified from time to time in accordance with their terms, the "Amended and Restated Guaranties"), which amends and restates the Existing Guaranties and (iii) the Release, Consent and Waiver of each of the Investors, the Company, PNG, the LNG Sub and certain other subsidiaries of the Company, in the forms attached hereto as Exhibit F (the "Releases", and, together with the Amended and Restated Guaranties and the Amended and Restated Security Agreement and any ancillary documents related thereto, collectively the "Security Documents").

L.           As a closing condition to the transactions contemplated hereby, certain of the other holders of Existing Primary Notes (the "Other Investors", and together with the Investor, the "Investors"), which Other Investors, together with the Investor, hold, in the aggregate, over 66 2/3rds of the principal amount of the Existing Primary Notes outstanding as of the date hereof, are executing agreements identical to this Agreement (the "Other Agreements", and together with this Agreement, the "Amendments") (other than proportional changes in the numbers reflecting the (i) different principal amount of such Other Investor's Existing Primary Notes and (ii) different principal amount of such Other Investor's Series B Notes, if any, in each case, being issued in such 2008 Amendment Notes to such Other Investor ("Proportionate Changes")).

M.           The amendment of the Existing Primary Notes is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the 1933 Act.  The issuance of the Series B Notes, if any, is being made in reliance upon the exemption from registration provided by 4(2) of the 1933 Act and Rule 506 of Regulation D as promulgated by the SEC under the 1933 Act.

N.           Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Existing Primary Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Investor hereby agree as follows:

1.	AMENDMENT AND RESTATEMENT OF NOTES; ISSUANCE OF SERIES B NOTE

(a)           Amendment and Restatement; Issuance of Series B Note.  Subject to satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, at the closing contemplated by this Agreement (the "Closing"), the Investor's Existing Primary Notes, Existing Initial Bridge Warrants, if any, Existing Second Bridge Warrants, if any, Existing Primary Series A Warrants and Existing Primary Series B Warrants shall be cancelled and the Company shall issue and deliver to the Investor (i) an Amended and Restated Primary Note in a principal amount equal to $2,000,000 and (ii) a Series B Note in the principal amount equal to the Investor Legal Fee Amount as payment in full of the outstanding legal fees and expenses of the Investor as of the Closing.

(b)           Termination of Registration Rights Agreements.  Subject to satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, at the Closing each of (i) the Existing Initial Bridge Registration Rights Agreement, (ii) Existing Second Bridge Registration Rights Agreement and (iii) the Existing Primary Registration Rights Agreement (collectively, the "Existing Registration Rights Agreements") shall be deemed terminated and null and void.

(c)           Ratifications.

(i)           Existing Transaction Documents.  Each of the Transaction Documents (as defined in the Existing Primary Securities Purchase Agreement), the Transaction Documents (as defined in the Existing Initial Bridge Securities Purchase Agreement) and the Transaction Documents (as defined in the Existing Second Bridge Securities Purchase Agreement, collectively, the "Existing Transaction Documents") (other than Existing Registration Rights Agreements) is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except as otherwise amended hereby or in accordance herewith.

(ii)           Existing Security Agreement; Existing Guaranties.  Except as provided in the Releases, to the extent that the Existing Security Agreement or Existing Guarantees purports to assign or pledge to the holders of Existing Primary Notes, or Sandell Asset Management Corp, as collateral agent, or to grant to the holders of Existing Primary Notes, or Sandell Asset Management Corp, as collateral agent, a security interest in or lien on, any collateral as security for the obligations of the Company from time to time existing in respect of the Existing Primary Notes, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects, and shall apply with respect to the obligations under the Amended and Restated Primary Notes and Series B Notes.

(d)           Closing Date.  The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York Time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 4 and 5 below (or such other time and date as is mutually agreed to by the Company and the Investor).  The Closing shall occur on the Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

(e)           Delivery.  On the Closing Date, (i) the Company shall issue and deliver to the Investor (A) the Investor's Amended and Restated Primary Notes, duly executed on behalf of the Company and registered in the name of the Investor, and (B) the Investor's Series B Notes, if any, duly executed on behalf of the Company and registered in the name of the Investor, and (ii) the Investor's Existing Primary Notes, Existing Initial Bridge Warrants, if any, Existing Second Bridge Warrants, if any, Existing Primary Series A Warrants and Existing Primary Series B Warrants shall be cancelled.  The Investor hereby covenants to use its reasonable best efforts to deliver its cancelled Existing Primary Notes, Existing Initial Bridge Warrants, if any, Existing Second Bridge Warrants, if any, Existing Primary Series A Warrants and Existing Primary Series B Warrants to the Company or its agents no later than thirty (30) days after the Closing Date.

(f)           Holding Period.

(i)           For the purposes of Rule 144, the Company acknowledges that the holding period of the Amended and Restated Primary Notes and the Series B Notes (including the corresponding Amended and Restated Conversion Shares and Series B Conversion Shares) may be tacked onto the holding period of the Existing Primary Notes and the Company agrees not to take a position contrary to this Section 1(f).  The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue the Amended and Restated Conversion Shares and the Series B Conversion Shares that are freely tradable on an Eligible Market without restriction and not containing any restrictive legend without the need for any action by the Investor.

(ii)           So long as the Investor owns any 2008 Amendment Notes or 2008 Amendment Conversion Shares (collectively the "2008 Amendment Securities") or any capital stock of the Company issued or issuable with respect to the 2008 Amendment Securities as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on conversions of the 2008 Amendment Notes (the "Registrable Securities"), with a view to making available to the Investor the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration ("Rule 144"), the Company agrees to:

(1)          make and keep public information available, as those terms are understood and defined in Rule 144;

(2)          file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(3)          furnish to the Investor so long as the Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual report of the Company and such other reports and documents so filed by the Company (but only if such reports are not publicly available on the EDGAR system), and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration.

(g)           Disclosure of Transactions and Other Material Information.  On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement, the Company shall issue a press release and, within four business days after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the 1934 Act and attaching the material Transaction Documents not previously filed (including, without limitation, this Agreement (and all schedules to this Agreement), the Security Documents, the form of Release, the form of the Amended and Restated Primary Notes and the form of Series B Notes) (including all attachments, the "8-K Filing").  From and after the filing of the 8-K Filing with the SEC, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing.  The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of the Investor or as may be required under the terms of the Transaction Documents.  If the Investor has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries, it shall provide the Company with written notice thereof.  The Company shall, within five (5) Trading Days (as defined in the Amended and Restated Note) of receipt of such notice, make public disclosure of such material, nonpublic information.  In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents.  The Investor shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure.  Subject to the foregoing, neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).  Without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of the Investor in any filing, announcement, release or otherwise, unless such disclosure is required by law, regulation or the Principal Market.

(h)           Post-Closing Covenants.

(i)           On or prior to five (5) calendar days after the Closing Date, Fourth Third LLC shall have duly executed and delivered to the Investor and the Company the intercreditor agreement and consent to the transactions contemplated hereby and under the Share Exchange Agreement each in a form reasonably acceptable to the Collateral Agent.

(ii)           On or prior to five (5) calendar days after the Closing Date, (A) the Share Exchange shall have been consummated in accordance with the terms of the Share Exchange Agreement without any amendment, modification or waiver thereof (except with the prior written consent of the Collateral Agent), (B) PNG shall have appointed the individuals set forth on Table I of Schedule 1(h)(iii) to the offices set forth opposite their names on Table I of Schedule 1(h)(iii) attached hereto, (C) PNG shall have appointed the individuals set forth on Table II of Schedule 1(h)(iii) as directors of PNG and the Company shall have duly executed and delivered to the Investor that certain Voting Agreement and Irrevocable Proxies in the form attached hereto as Exhibit G and (D) the Investor PNG Note shall have been delivered to the Investor, duly executed on behalf of PNG and registered in the name of the Investor.

(iii)           On or prior to five (5) calendar days after the Closing Date, in accordance with the terms of the Security Documents, the Company shall have delivered to the Collateral Agent (i) certificates representing the Company’s Subsidiaries’ shares of capital stock to the extent such subsidiary is a corporation or otherwise has certificated capital stock, along with duly executed blank stock powers and (ii) appropriate financing statements on Form UCC-I to be duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Document.

(iv)           On or prior to five (5) calendar days after the Closing Date, the Company shall have ordered from a nationally recognized lien search firm (such as CT), for delivery to the Investor, true copies of UCC search results, listing all effective financing statements which name as debtor the Company or any of its Subsidiaries filed in the prior five years to perfect an interest in any assets thereof, together with copies of such financing statements, none of which, except for Permitted Liens and as otherwise agreed in writing by the Investor, shall cover any of the Collateral (as defined in the Security Documents) and the results of searches for any tax lien and judgment lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent and except with respect to any Permitted Liens (as defined in the Amended and Restated Primary Notes) shall either (x) not show any such Liens (as defined in the Amended and Restated Primary Notes) or (y) be accompanied with evidence that such Liens have been terminated.

(v)           On or prior to the second (2nd) calendar day after the Stockholder Approval Date, the Company shall have filed an amended and restated Certificate of Incorporation with the Secretary of State of Delaware effecting the Capital Increase (as defined below), in form and substance reasonably acceptable to the Collateral Agent.

(vi)           On or prior to the seventy-seventh (77th) calendar day after the Stockholder Approval Date, the Company shall have filed an amended and restated Certificate of Incorporation with the Secretary of State of Delaware effecting the Reverse Stock Split (as defined below), in form and substance reasonably acceptable to the Collateral Agent.

(vii)           On or prior to the fifth (5th) calendar day after the date hereof, each of the Other Investors and the Company shall have (i) executed the Other Agreements, (ii) the Releases, (iii) satisfied or waived all conditions to the closings contemplated by such agreements and (iv) caused their Existing Initial Bridge Warrants, if any, Existing Second Bridge Warrants, if any, Existing Primary Notes, Existing Primary Series A Warrants and Existing Primary Series B Warrants to be cancelled in exchange for Amended and Restated Primary Notes and, if applicable, the Series B Notes, identical to the Amended and Restated Primary Notes and, if applicable, the Series B Notes to be issued to the Investor hereunder (other than the Proportionate Changes).

(viii)                      On or prior to the fifth (5th) calendar day after the date hereof, the Investor shall have received the opinions of Sichenzia Ross Friedman Ference LLP, the Company's outside counsel, dated as of the Closing Date, in substantially the form of Exhibit H attached hereto.

(ix)           On or prior to the fifth (5th) calendar day after the date hereof, the Company shall have delivered to the Investor a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit L attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent.

(x)           On or prior to the fifth (5th) calendar day after the date hereof, the Company shall have delivered to the Investor a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Closing Date.

(i)           Stockholder Approval.  On or prior to ten (10) calendar days after the Closing Date, the Company shall file with the SEC and, as soon as possible as permitted under the applicable rules and regulations promulgated by the SEC, provide each Stockholder of the Company with an information statement complying with the requirements of the 1934 Act and substantially in the form that has been previously reviewed and approved by the Investors and Schulte Roth & Zabel LLP at the expense of the Company informing such Stockholders of the actions taken in accordance with the Resolutions (as defined below) and of the Stockholder Approval (as defined below).  In addition to the foregoing, if required by any governmental or regulatory agency, the Company shall provide each Stockholder entitled to vote at a special or annual meeting of Stockholders of the Company (the "Stockholder Meeting"), which shall be called as promptly as practicable after the date hereof, but in no event later than seventy-three (73) calendar days after the Closing Date (the "Stockholder Meeting Deadline"), a proxy statement, in a form reasonably acceptable to the Investors after review by Schulte Roth & Zabel LLP at the expense of the Company, soliciting each such Stockholder's affirmative vote at the Stockholder Meeting for approval of resolutions (the "Resolutions") providing for (x) the increase in the authorized Common Stock from 400,000,000 shares to 1,000,000,000 shares (the "Capital Increase"), (y) a reverse stock split of the Common Stock at a rate of one (1) share of Common Stock for each two hundred and fifty (250) shares of Common Stock outstanding (the "Reverse Stock Split") and (z) the issuance of all of the Securities as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the "Stockholder Approval" and the date such approval is obtained, the "Stockholder Approval Date"), and the Company shall use its reasonable best efforts to solicit its Stockholders' approval of such Resolutions and to cause the Board of Directors of the Company to recommend to the Stockholders that they approve the Resolutions.  The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline.  If, despite the Company's reasonable best efforts, the Stockholder Approval is not obtained at the Stockholder Meeting, the Company shall cause an additional Stockholder Meeting to be held each calendar quarter thereafter until Stockholder Approval is obtained.

(j)           Upon the later to occur of (x) the Closing Date and (y) the Company's satisfaction in full of the covenants set forth in Section 1(h) above, as determined by the Collateral Agent in its sole discretion, the McLaughlin Guaranties issued to the Investor shall be deemed terminated and null and void.

2.	AMENDMENTS TO TRANSACTION DOCUMENTS.

(a)           Each Transaction Document (as defined in the Existing Primary Securities Purchase Agreement) is hereby amended as follows:

(i)           All references in the Existing Primary Securities Purchase Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Existing Primary Securities Purchase Agreement shall mean the Existing Primary Securities Purchase Agreement as amended by the Amendments.

(ii)           All references in the other Transaction Documents (as defined in the Existing Primary Securities Purchase Agreement) to the "Securities Purchase Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Existing Primary Securities Purchase Agreement shall mean the Existing Primary Securities Purchase Agreement as amended by the Amendments.

(iii)           All references to "Conversion Shares" shall mean, and are hereby replaced with, the "Amended and Restated Conversion Shares (as defined in those certain Amendment Agreements, dated June 25, 2008, by and between the Company and the parties thereto (the "Amendment Agreements")) and the Series B Conversion Shares (as defined in the Amendment Agreements)";

(iv)           All references to "Notes" shall mean, and are hereby replaced with, the "Amended and Restated Primary Notes (as defined in the Amendment Agreements) and the Series B Notes (as defined in the Amendment Agreements)";

(v)           The defined term "Transaction Documents" is hereby amended to include the Amendment Agreements, the Amended and Restated Primary Notes, the Series B Notes and the Security Documents (as defined in the Amendment Agreements).

(b)           Section 4 of the Existing Primary Securities Purchase Agreement is hereby amended by adding the following:

"(v)           Collateral Agent.  Each Buyer hereby (a) appoints Castlerigg PNG Investments LLC as the collateral agent hereunder and under the other Security Documents (as defined in the Amendment Agreements) (in such capacity, the "Collateral Agent"), and (b) authorizes the Collateral Agent (and its officers, directors, employees and agents) to take such action on such Buyer's behalf in accordance with the terms hereof and thereof.  The Collateral Agent shall not have, by reason hereof or any of the other Security Documents, a fiduciary relationship in respect of any Buyer.  Neither the Collateral Agent nor any of its officers, directors, employees and agents shall have any liability to any Buyer for any action taken or omitted to be taken in connection hereof or any other Security Document except to the extent caused by its own gross negligence or willful misconduct, and each Buyer agrees to defend, protect, indemnify and hold harmless the Collateral Agent and all of its officers, directors, employees and agents (collectively, the "Indemnitees") from and against any losses, damages, liabilities, obligations, penalties, actions, judgments, suits, fees, costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitee, whether direct, indirect or consequential, arising from or in connection with the performance by such Indemnitee of the duties and obligations of Collateral Agent pursuant hereto or any of the Security

Documents.  The Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the holders of at least two-thirds in principal amount of the Notes then outstanding, and such instructions shall be binding upon all holders of Notes; provided, however, that the Collateral Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any other Transaction Document or applicable law.  The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(w)           Successor Collateral Agent .

(i)           The Collateral Agent may resign from the performance of all its functions and duties hereunder and under the other Transaction Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Company and each holder of Notes.  Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment pursuant to clauses (ii) and (iii) below or as otherwise provided below.

(ii)           Upon any such notice of resignation, the holders of at least two-thirds in principal amount of the Notes then outstanding shall appoint a successor collateral agent.  Upon the acceptance of any appointment as collateral agent hereunder by a successor agent, such successor collateral agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the collateral agent, and the Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents.  After the Collateral Agent's resignation hereunder as the collateral agent, the provisions of this Section 4(w) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and the other Transaction Documents.

(iii)           If a successor collateral agent shall not have been so appointed within said thirty (30) Business Day period, the Collateral Agent shall then appoint a successor collateral agent who shall serve as the collateral agent until such time, if any, as the holders of at least two-thirds in principal amount of the Notes then outstanding appoint a successor collateral agent as provided above."

3.	REPRESENTATIONS AND WARRANTIES

(a)           Investor Representations.

(i)           The Investor hereby represents and warrants to the Company as to the Amended and Restated Primary Notes and Series B Notes, if any, being issued to the Investor hereunder as set forth in Section 2 of the Existing Primary Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof (except for representations and warranties that speak as of a specific date, which shall remain true and correct as of such specific date) and set forth in their entirety in this Agreement.

(b)           Company Representations.

(i)           The Company represents and warrants to the Investor as set forth in Section 3 of each of the Existing Primary Securities Purchase Agreement as if such representations and warranties were made as of the date hereof (except for representations and warranties that speak as of a specific date, which shall remain true and correct as of such specific date, and except as set forth in a Disclosure Schedule attached hereto) and set forth in their entirety in this Agreement.  Such representations and warranties to the transactions thereunder and the securities issued thereby are hereby deemed for purposes of this Agreement to be references to the transactions hereunder and the issuance of the securities hereby, references therein to “Closing Date” being deemed references to the Closing Date as defined in Section 1(d) above, and references to “the date hereof” being deemed references to the date of this Agreement.

(ii)           The Company represents and warrants to the Investor all of the representations and warrants of the Company set forth in the Share Exchange Agreement, as if such representations and warranties are set forth herein, mutatis mutandis.

(iii)           LNG Sub represents and warrants to the Investor all of the representations and warrants of LNG Sub set forth in the Share Exchange Agreement, as if such representations and warranties are set forth herein, mutatis mutandis.

(c)           No Event of Default.  The Company represents and warrants to the Investor that after giving effect to the terms of this Agreement and the Other Agreements, no Default or Event of Default (as defined in the Amended and Restated Primary Notes) shall have occurred and be continuing as of the date hereof.

4.	CONDITIONS TO COMPANY'S OBLIGATIONS HEREUNDER.

The obligations of the Company to the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

(a)           The Investor shall have executed this Agreement and delivered the same to the Company.

(b)           Each of the Other Investors shall have executed the Other Agreements.

5.           CONDITIONS TO INVESTOR'S OBLIGATIONs hereunder.

The obligations of the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Investor's sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)           The Company shall have duly executed and delivered to the Investor (i) this Agreement, (ii) the Series B Notes (allocated in such principal amounts as the Investor shall request) being issued to the Investor at the Closing pursuant to this Agreement and (iii) the Amended and Restated Primary Notes (allocated in such principal amounts as the Investor shall request) being issued to the Investor at the Closing pursuant to this Agreement.

(b)           Each of the Company and its Subsidiaries shall have duly executed and delivered to the Investor the Security Documents to which it is a party.

(c)           The Company shall have delivered to the Investor a certificate, in the form attached hereto as Exhibit I, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions approving the transactions contemplated hereby as adopted by the Board in a form reasonably acceptable to the Investor, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect as of the Closing.

(d)           The Company shall have delivered to the Investor a certificate (or a fax or pdf copy of such certificate) evidencing the formation and good standing of the Company and each of its Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) days of the Closing Date.

(e)           The Company shall have delivered to the Investor a certificate (or a fax or pdf copy of such certificate) evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State of Delaware, which is the only jurisdiction in which the Company conducts business and is required to so qualify, as of a date within ten (10) days of the Closing Date.

(f)           The Company shall have delivered to the Investor a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware (or a fax or pdf copy of such certificate) within ten (10) days of the Closing Date.

(g)           The representations and warranties of the Company in Section 3(b) shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.  The Investor shall have received a certificate, executed by the Chief

Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect in the form attached hereto as Exhibit K.

(h)           The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(i)           The Share Exchange Agreement, shall have been duly executed and delivered by all parties thereto to the Investor shall provide that the Investors are expressed third party beneficiaries thereof and shall be reasonably acceptable to the Collateral Agent.

(j)           The Company shall have duly executed and delivered the Settlement Exchange Agreement to PNG and the Investor.

(k)           PNG shall have duly executed and delivered Exhibit A to the Settlement Exchange Agreement to the Investor.

(l)           The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities, including, without limitation, any approvals or notifications required by the Principal Market.

6.	TERMINATION.

In the event that the Closing does not occur by June 30, 2008, due to the Company's or the Investor's failure to satisfy the conditions set forth in Sections 4 and 5 hereof (and the nonbreaching party's failure to waive such unsatisfied conditions(s)), the nonbreaching party shall have the option to terminate their obligations to consummate the transactions contemplated hereby at the close of business on such date without liability of any party to any other party; provided, however, that the Company shall remain obligated to issue the Series B Note to Castlerigg PNG Investments LLC and to execute and deliver the Security Documents to the Investors no later than five (5) calendar days after such termination.

7.	MISCELLANEOUS.

(a)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(b)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(c)           Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(d)           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(f)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(g)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(h)           Entire Agreement; Effect on Prior Agreements; Amendments.  Except for the Existing Transaction Documents (in each case, to the extent any such Existing Transaction Document is not amended by this Agreement), this Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor and to the extent that Other Investors may be affected thereby, by the holders of a majority of the principal amount of the 2008 Amendment Notes.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Existing Transaction Documents, the Amendments, the Security Documents, or any of the 2008 Amendment Securities unless the same consideration also is offered to all of the holders of 2008 Amendment Notes.  The Company has not, directly or indirectly, made any agreements with any of the Investors relating to the terms or conditions of the transactions contemplated by the Existing Transaction Documents except as set forth in the Existing Transaction Documents.

(i)           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Earth Biofuels, Inc.

3001 Knox Street, Suite 403,

Dallas, Texas 75205

Telephone:                                (214) 389-9800

Facsimile:                                (214) 389-9806

Attention:                                Dennis McLaughlin

Copy to (for informational purposes only):

Sichenzia Ross Friedman Ference LLP

61 Broadway

32nd Floor

New York, NY 10006

Telephone:  (212) 930-9700

Facsimile:   (212) 930-9725

Attention:  Gregory Sichenzia, Esq.

If to the Investor, to its address and facsimile number set forth in the Existing Primary Securities Purchase Agreement, with copies to the Investor's representatives as set forth on the Existing Primary Securities Purchase Agreement or on the signature page to this Agreement, with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York  10022

Telephone:                                (212) 756-2000

Facsimile:                                (212) 593-5955

Attention:                                Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(j)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Securities Purchase Agreement.

(k)           Survival.  Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Investor contained herein and the agreements and covenants set forth herein shall survive the Closing.

(l)           Remedies.  The Investor, each holder of the 2008 Amendment Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investor.  The Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(m)           Independent Nature of Investor's Obligations and Rights.  The obligations of the Investor under any Existing Transaction Document, several and not joint with the obligations of any Other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under any Existing Transaction Documents.  Nothing contained herein or in any other Existing Transaction Documents, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Existing Transaction Documents.  The Company and the Investor confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors.  The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Existing Transaction Documents, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

(n)           Most Favored Nation.  The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any amendment, settlement or waiver (each a "Settlement Document") relating to the terms, conditions and transactions contemplated hereby, is or will be more favorable to such Person than those of the Investor and this Agreement shall be, without any further action by the Investor or the Company, deemed amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of the more favorable terms contained in such Settlement Document.  Notwithstanding the foregoing, the Company agrees, at its expense, to take such other actions (such as entering into amendments to the Transaction Documents) as the Investor may reasonably request to further effectuate the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:
EARTH BIOFUELS, INC. By: Name: Title:

[Signature Page to Amendment and Exchange Agreement]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

Solely with respect to Sections 3(b)(iii), 6 and 7 above: LNG SUB:
EARTH LNG, INC., By: Name: Title:

[Signature Page to Amendment and Exchange Agreement]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

INVESTOR:
PORTSIDE GROWTH AND OPPORTUNITY FUND By: Name: Title:

[Signature Page to Amendment Agreement]